UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2019

Walker & Dunlop, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-35000	80-0629925
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7501 Wisconsin Avenue Suite 1200E Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 215-5500

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common stock, par value $0.01 per share	WD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2019, Walker & Dunlop, Inc. (the “Company”) approved the Walker & Dunlop, Inc. Deferred Compensation Plan (the “Plan”), pursuant to which certain key employees, including the Company’s named executive officers, and non-employee members of the Board of Directors of the Company (the “Board”) will be able to defer eligible compensation. The Plan will become effective January 1, 2020.

The Plan is an unfunded arrangement intended to be exempt from the participation, vesting, funding and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

The obligations of the Company under the Plan will be general unsecured obligations of the Company to pay deferred compensation in the future to eligible participants in accordance with the terms of the Plan from the general assets of the Company, although the Company intends to establish a trust to hold amounts that the Company will use to satisfy Plan distributions from time to time (the “Rabbi Trust”). The establishment of the Rabbi Trust will in no way deem the Plan to be “funded” for purposes of ERISA or the Code. The Company’s Fiduciary Committee will act as Plan administrator.

Pursuant to the Plan, a select group of highly compensated or management-level employees and non-employee members of the Board will be eligible to participate by making an election to defer, as applicable, up to seventy-five percent (75%) of the participant’s annual base salary, as well as one hundred percent (100%) of any discretionary or annual cash bonus award, cash long-term incentive award, commissions or cash compensation for services as a member of the Board. Participants will be 100% vested at all times in their individual deferral accounts maintained under the Plan. The Company may make discretionary contributions to the Plan on behalf of any participant; however, the Company does not currently intend to make such contributions. Any discretionary contributions will be credited to a separate contribution account, and a participant will vest in amounts credited to the participant’s contribution account based upon the schedule or schedules determined by the Company.

Payment of Plan accounts will occur upon a participant’s separation from service with the Company and/or pursuant to scheduled in-service distributions. The Company will require a six-month delay in the payment of Plan benefits if the participant is a “specified employee” pursuant to Section 409A of the Code at the time of his separation from service with the Company and its affiliates, and an earlier payment would result in the imposition of an excise tax on the participant if the amounts were received at the time of his separation.

The Company may, at any time, in its sole discretion, terminate the Plan or amend or modify the Plan, in whole or in part, except that no such termination, amendment or modification shall have any retroactive effect to reduce any amounts vested prior to such amendment.

The foregoing description is qualified in its entirety by reference to the Plan and the Rabbi Trust, copies of which are attached hereto as Exhibit 10.1 and Exhibit 10.2 and incorporated into this Current Report on Form 8-K by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit Number	Description
10.1	Walker & Dunlop, Inc. Deferred Compensation Plan
10.2	Form of Trust Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALKER & DUNLOP, INC.

Date: November 20, 2019	By:	/s/ Richard M. Lucas
Name: Richard M. Lucas
Title: Executive Vice President, General Counsel and Secretary